Exhibit 99.1

KBR, Inc. Announces Board Retirement

HOUSTON – March 18, 2015 - KBR, Inc. (NYSE: KBR) announced today that W. Frank Blount will be retiring from the KBR Board of Directors effective May 14, 2015.

"Frank provided strong leadership on the Board of Directors as our first lead director, helping us to develop good governance practices,” said Loren Carroll, Chairman of the Board of KBR.  “On behalf of KBR, I wish to thank Frank for his many contributions to the Board of Directors and wish him well in his retirement.”

About KBR, Inc.
KBR, Inc. is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing about 25,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:
•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through Granherne/Energo and GVA;
•	Engineering & Construction, including Upstream Oil & Gas; LNG/GTL; Downstream Petrochemicals and Chemicals; and differentiated EPC; and,
•	Government Services, including program management and long term annuity contracts.

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services and integrated EPC skills to ensure a consistent project delivery with predictable results. At KBR, we deliver. Visit www.kbr.com.

For further information, please contact:
Investors
Zac Nagle
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Marit Babin
Director, Communications
713-753-3800
Mediarelations@kbr.com